Exhibit 23.9

745 Seventh Avenue New York, NY 10019 United States

December 28, 2012

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated December 5, 2012, to the Board of Directors of Plains Exploration & Production Company (“PXP”), as an Annex to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Freeport-McMoRan Copper & Gold Inc. (“FCX”), as filed by FCX on December 28, 2012 (the “Registration Statement”), relating to the proposed business combination transaction between PXP and FCX and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Barclays Capital Inc. (“Barclays”) has Provided an Opinion to the PXP Board of Directors Regarding the Merger Consideration,” “Proposal No. 1—The Merger—Background of the Merger,” “Proposal No. 1—The Merger—PXP’s Reasons for the Merger; Recommendation of the PXP Board of Directors,” “Proposal No. 1—The Merger—Opinion of PXP’s Financial Advisor,” “Proposal No. 1—The Merger—Certain Unaudited Financial Forecasts Prepared by the Management of PXP” and “Proposal No. 1—The Merger—Certain Unaudited Financial Information Prepared by the Management of FCX”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Chris Watson
Name:	Chris Watson
Title:	Managing Director